As filed with the Securities and Exchange Commission on May 13, 2014

Registration Nos. 333-194301

333-194301-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

REGENCY CENTERS CORPORATION

REGENCY CENTERS, L.P.

(Exact name of registrant as specified in its charter)

Florida (Regency Centers Corporation) Delaware (Regency Centers, L.P.) (State or other jurisdiction of incorporation)	59-3191743 59-3429602 (I.R.S. Employer Identification No.)

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Mas

Senior Vice President

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael B. Kirwan

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904)-359-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Regency Centers Corporation:

Large accelerated filer ☒		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

Regency Centers, L.P.:

Large accelerated filer ☐		Accelerated filer ☒

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit		Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Regency Centers Corporation: Common Stock (including Special Common Stock), $0.01 par value Preferred Stock, $0.01 par value Depositary Shares Warrants Purchase Contracts Units Guarantees of Debt Securities of Regency Centers, L.P.(4)	(1)(2)	(1	)(2)	(1)(2)	(3)
Regency Centers, L.P.: Warrants Debt Securities(5)	(1)(2)	(1	)(2)	(1)(2)	(3)

(1)	Omitted pursuant to Form S-3 General Instruction II.E.
(2)	An unspecified number of the securities of each identified class are being registered for possible issuance from time to time at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. In accordance with Rules 456(b) and 457(r) under the Securities Act, we are deferring payment of all applicable registration fees.
(3)	Deferred in reliance upon Rules 456(b) and 457(r) under the Securities Act.
(4)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.
(5)	The debt securities offered by Regency Centers, L.P. may be accompanied by guarantees issued by Regency Centers Corporation.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File Nos. 333-194301 and 333-194301-01) of Regency Centers Corporation and Regency Centers, L.P. is being filed in order to file additional exhibits to the Registration Statement relating to the debt securities that may be offered from time to time by Regency Centers, L.P. No changes or additions are being made to the base prospectus that already forms a part of the Registration Statement. Accordingly, a base prospectus is omitted from this filing.

PART II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses payable by the registrant in connection with the issuance and distribution of the debt securities registered hereby.

Securities and Exchange Commission Registration Fee	$(1)

Printing and Delivery	$(2)

Legal Fees and Expenses	$(2)

Accounting Fees and Expenses	$(2)

Trustee’s Fees	$(2)

Fees of Ratings Agencies	$(2)

Miscellaneous	$(2)

Total	$(2)

(1)	Deferred in accordance with Rule 456(b) and 457(r).

(2)	Amount is presently not known.

Item 15.	Indemnification of Directors and Officers.

Regency Centers Corporation’s officers and directors are and will be indemnified under Florida and Delaware law and, the articles of incorporation and bylaws of Regency Centers Corporation and the partnership agreement of Regency Centers, L.P.

The Florida Business Corporation Act (the “Florida Act”), under which Regency Centers Corporation is organized, permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Article X of Regency Centers Corporation’s bylaws provides that Regency Centers Corporation shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, Regency Centers Corporation has entered into indemnification agreements with its directors and executive officers in which it has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

The partnership agreement of Regency Centers, L.P. also provides for indemnification of Regency Centers Corporation and its officers and directors against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the partnership as set forth in the partnership agreement in which any indemnitee may be involved, or is threatened to be involved, unless it is established that (i) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and constituted willful misconduct for fraud, (ii) the indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the indemnitee had cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the indemnitee did not met the requisite standard of conduct set forth in the partnership agreement section on indemnification The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation before judgment creates a rebuttable presumption that the indemnitee acted in a manner contrary to that specified in the indemnification section of the partnership agreement. Any indemnification pursuant to the Regency Centers, L.P. partnership agreement may only be made out of the assets of the partnership.

Item 16.	Exhibits

The exhibits to this Registration Statement are listed in the Exhibit Index, which appears immediately after the signature page and is incorporated herein by this reference.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on May 13, 2014.

REGENCY CENTERS CORPORATION

By:	/s/ J. Christian Leavitt
J. Christian Leavitt Senior Vice President and Treasurer

REGENCY CENTERS, L.P.

By:	REGENCY CENTERS CORPORATION, its General Partner

By:	/s/ J. Christian Leavitt
J. Christian Leavitt Senior Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: May 13, 2014	*
Martin E. Stein, Jr., Chairman of the Board and Chief Executive Officer

Date: May 13, 2014	/s/ Brian M. Smith
Brian M. Smith, President, Chief Operating Officer and Director

Date: May 13, 2014	/s/ Lisa Palmer
Lisa Palmer Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: May 13, 2014	/s/ J. Christian Leavitt
J. Christian Leavitt, Senior Vice President and Treasurer (Principal Accounting Officer)

Date: May 13, 2014	*
Raymond L. Bank, Director

Date: May 13, 2014	*
C. Ronald Blankenship, Director

Date: May 13, 2014	*
A.R. Carpenter, Director

Date: May 13, 2014	*
J. Dix Druce, Jr., Director

Date: May 13, 2014	*
Mary Lou Fiala, Director

Date: May 13, 2014	*
David P. O’Connor, Director

Date: May 13, 2014	*
Douglas S. Luke, Director

Date: May 13, 2014	*
John C. Schweitzer, Director

Date: May 13, 2014	*
Thomas G. Wattles, Director

*By:	/s/ J. Christian Leavitt
Attorney-in-Fact

EXHIBIT INDEX

In reviewing the agreements included as exhibits to this registration statement, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company, its subsidiaries or other parties to the agreements. The Agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this report not misleading. Additional information about the Company may be found elsewhere in this registration statement and the Company’s other public files, which are available without charge through the SEC’s website at http://www.sec.gov.

1.1	Form of Underwriting Agreement (debt securities) (1)

1.2	Form of Underwriting Agreement (common stock) (1)

1.3	Form of Underwriting Agreement (preferred stock) (1)

1.4	Form of Underwriting Agreement (depositary shares) (1)

4.1.1	Indenture dated December 5, 2001 between Regency Centers, L.P., the guarantors named therein and First Union National Bank, as Trustee (2)

4.1.2	First Supplemental Indenture dated as of June 5, 2007 among Regency Centers, L.P., Regency Centers Corporation, as Guarantor, and U.S. Bank National Association, as successor to Wachovia Bank, National Association (formerly known as First Union National Bank), as Trustee (3)

4.1.3	Second Supplemental Indenture dated as of June 2, 2010 among Regency Centers, L.P., Regency Centers Corporation, as Guarantor, and U.S. Bank National Association, as successor to Wachovia Bank, National Association (formerly known as First Union National Bank), as Trustee (4)

4.2	Form of Note (included in the Indenture filed as Exhibit 4.1.1)

4.3	Form of Guarantee (included in the Indenture filed as Exhibit 4.1.1)

4.4	Form of Certificate of Designation (preferred stock) (1)

4.5	Form of Certificate of Designation (special common stock) (1)

4.6	Restated Articles of Incorporation of Regency Centers Corporation (5)

4.6.1	Amendment designating the preferences, rights and limitations of 10,000,000 shares of 6.625% Series 6 Cumulative Preferred Stock (6)

4.6.2	Amendment designating the preferences, rights and limitations of 3,000,000 shares of 6.0% Series 7 Cumulative Preferred Stock (7)

4.7	Fifth Amended and Restated Agreement of Limited Partnership of Regency Centers, L.P. (8)

4.8	Form of Deposit Agreement (1)

4.9	Form of Depositary Receipt (1)

4.10	Form of Warrant Agreement (1)

4.11	Form of Purchase Contract (1)

4.12	Form of Unit Agreement (1)

5.1	Opinion of Foley & Lardner LLP as to the legality of the securities (previously filed)

8.1	Opinion of Foley & Lardner LLP as to tax matters and REIT qualification (previously filed)

23.1	Consent of Foley & Lardner LLP (included in Opinion filed as Exhibits 5.1 and 8.1)

23.2	Consent of KPMG LLP

24.1	Powers of Attorney (previously filed)

25.1	Statement of Eligibility and Qualification of Trustee on Form T-1

(1)	If applicable, to be filed by post-effective amendment or by a current report on Form 8-K pursuant to the Securities and Exchange Act of 1934, as appropriate.

(2)	Incorporated by reference to Exhibit 4.4 to Regency Centers, L.P.’s current report on Form 8-K filed with the Securities and Exchange Commission on December 10, 2001.

(3)	Incorporated by reference to Exhibit 4.1 to Regency Centers, L.P.’s current report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2007.

(4)	Incorporated by reference to Exhibit 4.1 to Regency Centers, L.P.’s current report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2010.

(5)	Incorporated by reference to Exhibit 3.1 of Regency Centers Corporation’s Form 8-K filed February 19, 2008.

(6)	Incorporated by reference to Exhibit 3.2 to the Company’s Form 8-A filed on February 14, 2012.

(7)	Incorporated by reference to Exhibit 3.1 to the Company’s report on Form 8-K filed on August 16, 2012.

(8)	Incorporated by reference to Exhibit 3(d) of Regency Centers Corporation’s Form 10-K filed February 19, 2014.